                                                                    EXHIBIT 10.3

                       JR CAPITAL CONTRIBUTION AGREEMENT
                       ---------------------------------


     THIS CAPITAL CONTRIBUTION AGREEMENT (this "Agreement") is made as of this 20th day of January, 1996, by and between JAMES RIVER PAPER COMPANY, INC., a Virginia corporation ("James River") and WINCUP HOLDINGS, L.P., a Delaware limited partnership (the "Partnership").

                                   BACKGROUND
                                   ----------

     A.  Pursuant to the terms and conditions of a Limited Partnership
Agreement (the "Partnership Agreement") dated as of the date hereof, James River is a limited partner of the Partnership.

     B. James River desires to make an initial capital contribution of certain assets to the Partnership, and the Partnership desires to accept such initial capital contribution, pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                             CONTRIBUTION OF ASSETS
                         AND ASSUMPTION OF LIABILITIES

     1.1  Contribution.  On the Closing Date (as hereinafter defined) James
          ------------
River shall contribute to the Partnership as an initial capital contribution, and the Partnership shall accept as an initial capital contribution, all of the tangible and intangible property and rights of James River used or held for use exclusively in connection with the Foam Business (as hereinafter defined), including, without limitation, the properties and rights described below and described and assigned a preliminary estimated value in Schedule 1.1 hereto, with final values to be assigned and provided to the Partnership within sixty
(60) days after the Closing Date, and made a part hereof (collectively, the "Transferred Assets"):

          (a) All fixed assets, leasehold improvements, technology, patents, trademarks, real property and other non-current assets associated with HandiKup's one-piece foam cup container and thermoform lid manufacturing operations exclusively related to the one-piece foam cup container operations located in Corte Madera, California; Jacksonville, Florida; Metuchen, New Jersey; West Chicago, Illinois and other locations.

          (b) The inventory, spare parts and other current assets associated with the Foam Business; and

          (c) All of James River's contractual rights in and under the contracts listed on Schedule 1.1(c) (the "Contracts"), copies of which have been delivered to the Partnership.

     In addition to the foregoing, James River shall contribute to the Partnership substantially all of the James River employees associated with the Transferred Assets (collectively, the "Transferred Employees"). A list of the Transferred Employees is contained in Schedule 1.1(d). A list of those employees associated with the Transferred Assets, but who will not be contributed to the Partnership ("Retained Employees"), is contained in Schedule 1.1(e).

     1.2  Excluded Assets.  James River will not transfer to the
          ---------------
Partnership (a) any interest in any of the other assets of James River which are not included in the Transferred Assets, including, without limitation, the cash, cash equivalents and accounts receivable of James River, and (b) the assets listed on attached Schedule 1.2.

     1.3  Assumption of Liabilities.
          ------------------------

          (a) The Partnership hereby agrees to assume, satisfy and discharge:
(i) all liabilities and obligations relating to the Transferred Assets arising on or after the Closing Date including those relating to the Contracts; and
(ii) annual (but not carried forward) employee liabilities for vacation, holiday and sick pay in the amounts set forth on Schedule 1.3(a) (collectively, the "Assumed Liabilities").

          (b) The Partnership will distribute to James River, in accordance with the terms of that certain promissory note, in the original principal amount of $4,400,000, the form of which is attached hereto as Exhibit A (the "$4,400,000 Note"), the amount of $4,400,000 less any Inventory Deficiency (as hereinafter defined) (the "Payment").

          (c) The Partnership shall also assume responsibility for claims related to the Foam Business and covered under standard policies of commercial general liability insurance arising from events that occurred prior to the Closing Date but which have not been reported to and are not known to James River on or before the Closing Date. James River shall have the right to review, approve and amend, if necessary, the commercial general liability insurance policy when issued by the insurance carrier, which is anticipated within 60 days after Closing, to insure that the policy conforms to this Agreement and the other documents related to the transactions contemplated herein.

          (d) As of the Closing Date, the Partnership shall assume, and James River shall have no further obligation with respect to (i) all employee related liabilities and obligations that are payable on or after the Closing Date with respect to Transferred Employees and their beneficiaries and dependents other than those liabilities and obligations that arose before the Closing Date which are not assumed pursuant to clause (ii) hereafter; and (ii) all employee related liabilities and obligations that arose prior to the Closing Date with respect to the Transferred Employees and their employee benefits to the extent set forth in Article 11 of the Partnership Agreement.

          (e) It is expressly acknowledged and agreed by the parties hereto that, except for the Assumed Liabilities and the liabilities described in Sections 1.3(c) and 1.3(d) of this Agreement, all other liabilities and obligations of James River, whether or not related to the Transferred Assets, whether now existing or arising in the future, fixed or contingent, known or unknown, and attributable to any facts existing on or prior to the Closing Date, including without limitation those arising out of trade accounts payable and litigation matters, shall be and remain the liabilities and obligations of James River and shall not be booked as or become a liability of the Partnership.

          (f) Notwithstanding Section 1.3(a)(i) hereof or any other provision of this Agreement, James River shall retain, and the Partnership will assume no liability for, related to, arising out of, under or in respect of any Hazardous Substances existing as of the Closing Date on, in or about the Transferred Assets or the leased premises on which the Transferred Assets are located or any Hazardous Emissions or Handling Hazardous Substances prior to the Closing Date at any location (including, without limitation, remote storage, treatment, recycling or disposal sites). For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

          "Hazardous Substances" means (i) those substances defined as hazardous by Section 9601(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), 42 USCA 9601 et seq., (ii) all fluids
                                                     ------
containing polychlorinated biphenyls, (iii) asbestos and asbestos-containing materials, (iv) nuclear fuel and waste, (v) petroleum and petroleum products, and (vi) all other substances regulated under Environmental Laws.

          "Environmental Laws" means federal statutes and regulations promulgated thereunder intended to provide protection for public health and the environment, including, without limitation, CERCLA, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Toxic Substances Control Act, their state and regulatory counterparts, and other substantially similar foreign statutes and regulations, as the foregoing may be in effect from time to time.

          "Handling Hazardous Substances" means the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

          "Hazardous Emissions" means all emissions, releases, leaks, escapes, dumping, discharges or threatened discharges of Hazardous Substances into the air, surface water, ground water or the ocean or on or into the land.

     1.4  Value of the Transferred Assets.  The parties agree that the
          -------------------------------
value of the Transferred Assets and the allocation of such value will be as set forth, as of the Closing Date, on Schedule 1.1 hereto.

     1.5  Transfer of Assets and Assumption of the Assumed Liabilities.  At
          ------------------------------------------------------------
the Closing (as hereinafter defined) James River and the Partnership shall execute and deliver to each other a bill of contribution and assignment and assumption agreement, in a form agreeable to the parties hereto and WinCup Holdings, Inc. ("WinCup"), pursuant to which James River shall transfer the Transferred Assets to the Partnership and the Partnership shall specify the amount of and assume the Assumed Liabilities and shall assume the other liabilities to be assumed by the Partnership under this Agreement.

     1.6  Closing.
          -------

          (a) Closing Date.  The closing (the "Closing") of the transactions
              ------------
contemplated hereby shall take effect as of 12:00 a.m., January 20, 1996 (the "Closing Date").

          (b) Effect of the Closing.  On and subsequent to the Closing Date, all
              ---------------------
business transacted in connection with the Transferred Assets, and, except as otherwise provided in this Agreement, all obligations accruing in connection with the Transferred Assets and Assumed Liabilities, shall be for the account of the Partnership.

     1.7  Post-Closing Adjustments.
          ------------------------

          (a) The value of the inventory (including raw materials, work in process, finished goods, spare parts, supplies and stores inventory) contributed by James River on the Closing Date is estimated to be Eight Million Three Hundred Thousand Dollars ($8,300,000). As provided in Section 1.3(b), the Payment shall take into account any Inventory Deficiency determined in accordance with Section 1.7(b) below.

          (b)  Inventory Level Adjustment.
               --------------------------

               (1) The Partnership caused its auditors, on November 18 and 19, 1995, to conduct a physical inventory of the inventory contributed by James River pursuant to Section 1.1(b) of the Agreement, which physical inventory the Partnership shall roll forward to the Closing Date (as rolled forward, the "JR Inventory"). As promptly as practical, but in any event not more than thirty
(30) days after the Closing, the Partnership shall cause its auditors to prepare, on the basis of such physical inventory and the rolling forward of such physical inventory, and deliver to James River a draft of a statement of the "JR Inventory Value" as of the commencement of business on the Closing Date (the "Preliminary Closing Statement"). "JR Inventory Value" shall mean the value of the JR Inventory on hand as of the Closing Date calculated as set forth in this
Section 1.7(b). JR Inventory on hand as of the Closing Date, as determined by the physical inventory and rolling forward of the physical inventory referred to above, will include items which have historically been carried on the books of James River and held for sale in the ordinary course of James River's business. Raw materials, WIP and finished goods inventory will be valued at the lower of cost or market determined in accordance with generally accepted accounting principles applied on a consistent basis. Cost for raw materials, WIP and finished goods will be calculated to reflect raw material prices as of the Closing Date. Supplies, store and spare parts will be valued at cost as of the Closing Date. Finished goods inventory will be reduced for obsolete, slow-moving or damaged inventory. Spare parts will be reduced for obsolete spare parts. The use of the term "slow moving" with respect to inventory shall mean all inventory in excess of the most recent total of twelve
(12) months' external customer shipments in cases before the Closing Date, which slow moving inventory shall be valued at fifty percent (50%) of cost. The use of the term "obsolete" with respect to inventory shall mean all inventory where the most recent total of twelve (12) months before the Closing Date for all external customer shipments in cases is zero, except for newly introduced products, which obsolete inventory shall be valued at zero. The use of the term "damaged" with respect to inventory shall mean all inventory contributed by James River which is ripped, torn, defaced or squashed, which damaged inventory shall be valued at zero. The term "obsolete" with respect to spare parts shall mean those spare parts which are no longer used in the production process, which obsolete spare parts shall be valued at zero.

               (2) During the ten (10) days following the receipt by James River of the draft of the Preliminary Closing Statement and the report of the Partnership's auditors with respect thereto, James River shall be permitted to review the working papers of the Partnership's auditors relating to the draft of the Preliminary Closing Statement and shall have such access to the Partnership's personnel as may be reasonably necessary to permit it to review in detail the manner in which the draft was prepared. Before the end of such ten
(10) day period, James River shall give any comments or objections it has with respect to the draft of the Preliminary Closing Statement to the Partnership. Such comments or objections, insofar as they relate to the valuation of the JR Inventory, shall be resolved without regard to any materiality standard, and the Final Closing Statement delivered to James River pursuant to the provisions of the next paragraph shall reflect such resolution.

               (3) Within ten (10) days after the expiration of such ten-day period described in the preceding paragraph, the Partnership shall deliver to James River a Final Closing Statement (the "Final Closing Statement") accompanied by a definitive report of the Partnership's auditors with respect thereto. Within five (5) business days after receipt of such Final Closing Statement and report, James River shall deliver a letter to the Partnership stating whether they concur with such report and their exceptions thereto, if any, together with the reasons therefor. If such objections cannot be resolved between the Partnership and James River within five (5) business days after delivery of such letter to the Partnership by James River, the question or questions in dispute shall then be submitted, as soon as practicable, to a mutually acceptable firm of independent public accountants of nationally recognized standing, the decision of which as to such question or questions in dispute shall be made within ten (10) days thereafter and shall be final and binding upon the parties hereto.

               (4) If the Final Closing Statement, after the resolution of all disputes, indicates that the value of the JR Inventory is less than Eight Million Three Hundred Thousand Dollars ($8,300,000) ("Inventory Deficiency"), the Partnership shall amend the $4,400,000 Note to deduct from the payments due thereunder the amount of such Inventory Deficiency.

               (5) The fees of James River (including the fees of any auditors independently retained by James River) incurred in connection with the preparation of the Preliminary and Final Closing Statements shall be reimbursed by the Partnership in accordance with Section 1.8 below. The fees of any independent accounting firm appointed pursuant to Paragraph (3) of this Section 1.7(b) shall be paid one-half by the Partnership and one-half by James River.

     1.8  Reimbursement of Expenses. The Partnership shall reimburse James
          -------------------------
River for all fees and expenses incurred by James River for its legal counsel, accountants (for fees associated with conducting physical inventories and preparing inventory valuations and financial statements in connection with the formation of the Partnership and excluding fees incurred in connection with the consummation of the transactions contemplated by that certain Asset Purchase Agreement, dated as of October 31, 1995, among WinCup, Benchmark Holdings, Inc. and James River) and investment bankers, in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the other documents executed in connection herewith. Attached hereto as Schedule 1.8 is an itemization of all such fees and expenses paid or estimated to be due by James River, all of which are deemed to be reasonable. The Partnership shall reimburse James River for all such fees and expenses as promptly as practicable after receipt by the Partnership of sufficient evidence supporting the payment by James River of such fees and expenses. The estimated amounts listed on Schedule 1.8 shall be adjusted from time to time after the Closing, either upward or downward, to the extent required to reflect the actual fees and expenses paid by James River and reimburseable pursuant to this Section
1.8. To the extent permitted under the Capital Expenditure Loans (as defined in that certain Revolving Credit, Term Loan and Security Agreement, dated as of the date hereof, among the Partnership, WinCup and The Bank of New York Commercial Corporation (as Lender and as Agent)), the Partnership shall draw on amounts from such loan and pay such drawed amounts to James River to reimburse James River for all capital expenditures incurred by James River within ninety (90) days prior to Closing and related to any engineering projects undertaken for the benefit of the Partnership and its business.

     1.9  Retention of Books and Records; Availability of Employees.
          --------------------------------------------------------

James River will retain and maintain, in an organized and retrievable manner, all material documents and records pertaining to the Foam Business for periods prior to the Closing Date. James River agrees to make available to the Partnership all such documents and records, including, without limitation, such documents and records as the Partnership shall reasonably require to compile the previous three years audited financials, as well as such employees of James River, as may be reasonably requested by the Partnership in order to comply with all pertinent requests from the Internal Revenue Service and state taxing authorities which relate to periods prior to the Closing or as the Partnership otherwise deems necessary to the efficient operation of the Partnership's business, which shall be deemed to include any refinancing of the Partnership's indebtedness.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                                 OF JAMES RIVER

     2.1  Representations and Warranties of James River.  James River
          ---------------------------------------------
hereby represents and warrants to the Partnership as follows:

          (a) Organization.  James River is a duly organized and validly
              ------------
existing corporation in good standing under the laws of Virginia, its jurisdiction of incorporation, and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted and to execute, deliver and perform its obligations under this Agreement. James River is duly qualified and in good standing to do business in each jurisdiction in which its Foam Business makes such qualification necessary except where failure to so qualify has no material adverse effect on James Rivers' financial condition or the conduct of the Foam Business. James River has heretofore delivered to the Partnership complete and correct copies of its Certificate of Incorporation and Bylaws, as currently in effect.

          (b) Due Authorization and Binding Effect.  This Agreement has been
              ------------------------------------
duly authorized by James River's Board of Directors, has been duly executed and delivered by James River and constitutes the legal and binding obligation of James River enforceable in accordance with its terms except as the same may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

          (c) Non-Contravention.  Except as set forth in Schedule 2.1(c) and
              -----------------                          ---------------
Schedule 2.1(t), the execution and delivery by James River of this Agreement
---------------
does not and the consummation of the transactions contemplated hereby will not
(i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of James River (ii) result in a default, or give rise to any right of termination, modification or acceleration, or the imposition of any Encumbrance (as hereinafter defined), whether immediately or after the giving of notice or the passage of time, under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which James River is a party or by which any of the Transferred Assets may be bound, or (iii) violate any law, regulation, judgment, order or decree applicable to James River or any of the Transferred Assets or the Foam Business.

          (d) Brokers and Finders.  James River has not employed any broker,
              -------------------
finder, consultant or intermediary who would be entitled to a broker's, finder's or similar fee or commission in connection with or upon the consummation of the transactions contemplated in this Agreement.

          (e) Title to Transferred Assets.  James River is the sole and
              ---------------------------
exclusive owner of the Transferred Assets and possesses good (and, with respect to owned real estate, marketable) title thereto free and clear, except as otherwise disclosed herein, of any and all pledges, security interests, mortgages, liens, conditional sales agreements, restrictions, encumbrances or charges other than Permitted Encumbrances (as hereinafter defined) (collectively "Encumbrances") and, except for the consents and approvals set forth in Schedule 2.1(e) hereto, has the complete and unrestricted power and unqualified right to sell, convey, assign, transfer and deliver to the Partnership sole and exclusive ownership of the Transferred Assets free and clear of any and all Encumbrances other than Permitted Encumbrances. "Permitted Encumbrances" shall mean: (i) statutory liens for current taxes or assessments not yet due or delinquent; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of James River, provided that the same shall be fully discharged of record before the Closing; (iii) exceptions shown on the Commonwealth Land Title Insurance Company Policies of title insurance to be issued pursuant Commitment No. T950363 (Metuchen, New Jersey) and Commitment No. 95D073 (West Chicago, Illinois); and (iv) such other Encumbrances which do not materially adversely affect the use or value of the real property contained in the Transferred Assets.

          (f) Financial Statements. James River has delivered  to the
              --------------------
Partnership: (a) unaudited balance sheet items of James River's HandiKup foam container operations ("HandiKup Division") as at December 31 in each of the years 1993 and 1994, and the related unaudited statements of sales and operating expenses for each of the fiscal years then ended ("Year-end Financial Statements") and (b) unaudited balance sheet items of the HandiKup Division as of September 24, 1995 and the related unaudited statements of sales and operating expenses for the period then ended ("Interim Financial Statements"). Such Year-end Financial Statements and Interim Financial Statements fairly present the financial condition and results of operations of the HandiKup Division as at the respective dates of and for the periods referred to therein.

          (g) Inventory.  All inventory of James River included within the
              ---------
Transferred Assets (i) is usable or saleable in the ordinary course of the Foam Business, (ii) is sufficient but not excessive in kind or amount for the conduct of the Foam Business as it is presently being conducted, and (iii) is carried on the books of James River as reflected on the Interim Financial Statements at an amount which reflects valuations not in excess of the lower of cost or market
(FIFO) determined in accordance with generally accepted accounting principles applied on a consistent basis. Schedule 2.1(g) sets forth the locations of
                                ---------------
inventory not located at the sites identified in Section 1.1(a) hereof.

          (h) No Material Adverse Change.  Since September 24, 1995, there has
              --------------------------
not been any material adverse change in the financial condition of James River, and no event has occurred or circumstance exists that can reasonably be expected to result in such a material adverse change.

          (i) Contracts; Materiality; No Defaults.  Except as set forth on
              -----------------------------------
Schedule 2.1(i), the Contracts constitute all of the agreements or contracts which are Material to the HandiKup one-piece foam cup container business of James River (the "Foam Business"). "Material" for this purpose shall mean an agreement, contract or commitment: (i) upon which any part of the Foam Business is dependent or which, if breached, could reasonably be expected to materially and adversely affect the Transferred Assets or the earnings, financial condition, operations or prospects of the Foam Business; (ii) which provides for aggregate future payments by or to James River for the Foam Business of more than $50,000 in any year, except for purchase orders or sales orders arising in the ordinary course of business, in which case they are listed only if any party thereto may be obligated to make future payments aggregating more than $100,000 in any year; (iii) which relates to the Transferred Assets, extends more than one year from the date hereof and is not cancelable by either party on 30 days' notice; (iv) which provides for the sale or lease or other transfer, after the date hereof and other than in the ordinary course of business, of any of the Transferred Assets; (v) which relates to the employment, retirement or termination of the services of any employee, officer, former officer or consultant of James River whose employment relates or was related to the Foam Business; or (vi) which contains covenants pursuant to which any person has agreed not to compete with any business conducted by the Foam Business or not disclose to others information concerning the Transferred Assets or the Foam Business. Except as set forth on Schedule 2.1(i), James River is not in default under any of the Contracts. To James River's knowledge, except as set forth on
Schedule 2.1(i), each other party to any of the Contracts is not in default and no event has occurred or circumstance exists that (with or without notice or lapse of time) may result in a violation or breach of any of the Contracts.

          (j) Licenses and Permits.  Except as set forth in Schedule 2.1(j),
              --------------------
James River has all licenses and permits required to conduct the Foam Business as it is presently being conducted. Schedule 2.1(j) contains a complete list of all such licenses and permits, all of which are in full force and effect and, except as noted on Schedule 2.1(j), all of which are assignable. Except as disclosed on Schedule 2.1(j), James River has operated the Foam Business in compliance with all of the terms and conditions set forth in such licenses and permits. Except as set forth in Schedule 2.1(j), no investigation or review is pending with respect to any alleged failure of James River to comply with the provisions of its license and permits, and no event has occurred or condition exists which, with the giving of notice or the passage of time, can reasonably be expected to result in any such allegation.

          (k) Litigation.  Except as set forth in Schedule 2.1(k), there are no
              ----------
actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of James River, threatened against James River, whether at law or in equity and whether civil or criminal in nature, before any court, governmental body, commission, agency or arbitrator, domestic or foreign, nor are there any judgments, orders or decrees of any such court, governmental body, commission, agency or arbitrator outstanding against James River which have or can reasonably be expected to have, directly or indirectly, an adverse effect on the Transferred Assets or the earnings, financial conditions, operations or prospects of the Foam Business, or which seek specifically to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions hereof.

          (l) Undisclosed Liabilities.  Except as set forth in Schedule 2.1(l),
              -----------------------
the HandiKup Division does not have, with respect to the Transferred Assets or the operations of the Foam Business, any liabilities (whether matured or unmatured, accrued, contingent or otherwise) which are not reflected in the Interim Financial Statements other than those which were incurred subsequent to the date of such financial statements in the ordinary course of business and consistent with past practices and cannot reasonably be expected to materially and adversely affect the Transferred Assets or the earnings, financial condition, operations or prospects of the Foam Business.

          (m)  Absence of Changes. Except as set forth in Schedule 2.1(m), since
              ------------------
September 24, 1995, there has not been:

               (i) any change, or development involving a prospective change, including, without limitation, any damage, destruction or loss (whether or not covered by insurance) which adversely affects or, to the knowledge of a James River, can reasonably be expected to materially and adversely affect the Transferred Assets or the earnings, financial condition, operations or prospects of the Foam Business;

               (ii) any obligation or liability involving more than $200,000 (whether matured or unmatured, accrued, contingent, or otherwise) incurred in the aggregate by James River with respect to the Transferred Assets or the Foam Business;

               (iii) any general uniform increase in the compensation of the employees of the Foam Business (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment);

               (iv) an increase (other than normal increases consistent with past practices and those required by law) in the compensation payable to any employee (including officers) of the Foam Business;

               (v) any amendment to any employment agreement to which any employee of the Foam Business is a party;

               (vi) any sale of any of the Transferred Assets other than in the ordinary course of business; or

               (vii) any material deterioration of relations between the Foam Business and its suppliers or customers.

Since the date of the Interim Financial Statements, the Foam Business has been conducted only in the ordinary and usual course and in a manner consistent with past practices.

          (n) Leases.  Schedule 2.1(n) includes a complete list of each lease
              ------
into which James River has entered, whether as lessor or lessee, on behalf of the Foam Business which relates to either real or personal property, other than monthly leases of personal property which may be cancelled upon not more than 60 days notice and require the payment of not more than $100 per month. The leases listed in Schedule 2.1(n) are referred to herein as a "Lease" or the "Leases." James River has not breached any such Lease and, to the knowledge of James River, no other party to any Lease has breached the Lease and no event has occurred or condition exists which, with the giving of notice or the passage of time, can reasonably be expected to result in a default under, or permit the termination, modification or acceleration of any Lease by any party thereto. James River has good and valid leasehold title to the real estate covered by the Leases, free and clear of all encumbrances. Complete copies of all of the Leases have been delivered to the Partnership. Except as disclosed on Schedule 2.1(n), the Leases can be transferred to the Partnership without the consent of the lessors thereunder or any other person.

          (o) Intellectual Property.  Schedule 2.1(o) sets forth (i) a list of
              ---------------------
certain identified intellectual property which James River owns and uses in connection with the Foam Business; and (ii) a list of certain identified intellectual property which James River does not own but has the right to use in connection with the Foam Business. Except as is set forth in Schedule 2.1(o), James River has the right to use the intellectual property listed on Schedule 2.1(o) free and clear of any restrictions and its right to such intellectual property is assignable. To the knowledge of James River, James River is not infringing upon the rights of any person, is not aware of any claim of such infringement, and no person is infringing upon the rights of James River in the intellectual property. To the best knowledge of James River, all letters patent, registrations and certificates issued by any governmental agency relating to the intellectual property are valid and subsisting and have been properly maintained. Complete copies of all documents of the intellectual property listed on Schedule 2.1(o) pursuant to which James River has acquired the right to use, or has licensed or otherwise permitted any other person to use, any such intellectual property listed on Schedule 2.1(o) have been delivered to the Partnership.

          (p) Maintenance of Equipment.  The equipment which is a part of the
              ------------------------
Transferred Assets has been maintained in good repair in accordance with the usual practices in the United States of businesses similar to the Foam Business conducted by James River, is in good condition, ordinary wear and tear excepted, and is useable in the ordinary course of the Foam Business as it is presently being conducted.

          (q) Sufficiency of Transferred Assets.  Except as set forth on
              ---------------------------------
Schedule 2.1(q), the Transferred Assets include all properties and rights of James River that are necessary for the conduct of the business of the Foam Business as it is presently being conducted.

          (r) Labor and Employment Matters.  Except as set forth in Schedule
              ----------------------------
2.1(r), there are no collective bargaining agreements or employment agreements (other than the Contracts) to which James River is a party or by which it is otherwise obligated. There are no controversies, claims or grievances pending, or, to the knowledge of each James River, threatened between James River and any employees of the Foam Business which affect, or can reasonably be expected to have, directly or indirectly, an adverse effect on the Transferred Assets or the earnings, financial condition, operations or prospects of the Foam Business or relate to any specific effort to prevent, restrict or delay consummation of the transactions contemplated by this Agreement.

          (s) Certain Practices.  To the knowledge of James River, no
              -----------------
shareholder, director or officer, employee or agent of James River has, directly or indirectly, made, or agreed to make, any improper or illegal payment, gift or political contribution to, or taken any other improper or illegal action, for the benefit of any customer, supplier, governmental employee or other person who is or may be in a position to assist or hinder the business of the Foam Business.

          (t) Consents and Approvals.  Except as set forth in Schedule 2.1(t),
              ----------------------
there is no requirement applicable to James River to make any filing with, or to obtain any consent or approval of any Person (as hereinafter defined) as a condition to the transfer of the Transferred Assets to the Partnership or the consummation of the transactions contemplated by this Agreement (other than as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976).

          (u) Compliance with Laws.  Except as set forth in Schedule 2.1(u),
              --------------------
James River has operated the Foam Business in compliance with all laws, regulations, judgments, orders or decrees of any federal, state, local or foreign court or governmental body applicable to James River or any of the Transferred Assets or the Foam Business including, without limitation, those related to (i) antitrust and trade matters, (ii) civil rights, (iii) zoning and building codes, (iv) public health and safety, (v) worker health and safety and
(vi) labor, employment and discrimination in employment.  Except as set forth on
Schedule 2.1(u), no investigation or review is pending with respect to any alleged failure by James River to comply with any such law, regulation, order, judgment or decree and no event has occurred or condition exists which, with the giving of notice or the passage of time, can reasonably be expected to result in any such allegation.

          (v) Disclosure.  Neither this Agreement, nor the Year-End Financial
              ----------
Statements nor the Interim Financial Statements, contains an untrue statement of a material fact. To the knowledge of James River no event has occurred or condition exists which, with the giving of notice or the passage of time, can reasonably be expected to have a material adverse effect on the Transferred Assets or the earnings, financial condition, operations or prospects of the Foam Business.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                               OF THE PARTNERSHIP

     3.1  Representations and Warranties of the Partnership.  The
          -------------------------------------------------
Partnership hereby represents and warrants to James River as follows:

          (a) Organization.  The Partnership is a duly organized and validly
              ------------
existing limited partnership in good standing under the laws of Delaware, the jurisdiction in which it is organized, and has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently contemplated and to execute, deliver and perform its obligations under this Agreement.

          (b) Due Authorization and Binding Effect.  This Agreement has been
              ------------------------------------
duly authorized by all requisite action on the part of the Partnership, has been duly executed and delivered by the Partnership and constitutes the legal and binding obligation of the Partnership enforceable in accordance with its terms.

          (c) Compliance.  The execution, delivery and performance of this
              ----------
Agreement by the Partnership will not conflict with, result in any breach of or constitute a default under or cause the acceleration of, any provision of any partnership agreement, certificate of limited partnership, judgment, decree, law, ordinance, regulation or order to which the Partnership is a party or by which the Partnership or any of its assets are bound or affected.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

     4.1  Conditions Precedent.  The obligations of the Partnership and
          --------------------
James River, respectively, to proceed with the transactions contemplated hereby are subject to the satisfaction of the following conditions:

          (a) The execution and delivery of the instruments referred to in
Section 1.5 hereof and 1.3 of the Agreement, dated as of October 31, 1995, between WinCup and James River (the "Foam Agreement").

          (b) The concurrent consummation of the closing contemplated under the Foam Agreement.

                                 ARTICLE V
                         FURTHER ASSURANCES; COVENANTS

     5.1  Further Assurances.  If at any time after the Closing Date any
          ------------------
further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Partnership the title to any of the Transferred Assets, or otherwise to carry out the provisions hereof, the proper officers and directors of James River shall execute and deliver any and all proper assignments, instruments of assumption, powers of attorney and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in the Partnership and otherwise to carry out the provisions hereof.


     5.2  Intellectual Property.   James River shall make due inquiry as
          ---------------------
soon as reasonably practicable after the Closing Date to determine the existence of any patents owned or used in connection with the Foam Business which are not listed on Schedule 2.1(o) ("Undisclosed Patents"). James River shall, promptly after the discovery any such Undisclosed Patents, disclose to the Partnership Undisclosed Patents of which it becomes aware. If James River becomes aware of any Undisclosed Patents used exclusively by James River prior to the date hereof in the Foam Business, it shall assign, at no cost to the Partnership, such Undisclosed Patents to the Partnership if it owns such Undisclosed Patents or it shall grant a royalty-free license to the Partnership in such Undisclosed Patents for the duration of the term of the right to use such Undisclosed Patents.

                                   ARTICLE VI
                                INDEMNIFICATION

     6.1  Indemnification.
          ---------------

          (a) Indemnification by James River.  Subject to the limitations
              ------------------------------
contained in this Article VI, James River will indemnify and hold the Partnership harmless from any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and litigation and reasonable attorneys', accountants', and other professional fees) arising out of:

               (i) a breach of any representation or warranty made by James River in this Agreement;

               (ii) a breach of any agreement of James River contained in this Agreement;

               (iii) the failure of James River to satisfy in full any of the payables and allocated expenses associated with the Foam Business and not assumed by the Partnership hereunder; and

               (iv) any liability or obligation of James River not assumed by the Partnership pursuant to this Agreement.

          (b) Indemnification by the Partnership.  Subject to the limitations
              ----------------------------------
contained in this Article VI, the Partnership will indemnify and hold James River harmless from any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and litigation and reasonable attorney's, accountants' and other professional fees) arising out of:

               (i) a breach of any representation or warranty made by the Partnership in this Agreement;

               (ii) a breach of any agreement of the Partnership contained in this Agreement; and

               (iii) the Assumed Liabilities and other liabilities assumed by the Partnership under this Agreement.

          (c) Third Party Claims.  The obligation of an indemnifying party to
              ------------------
indemnify another party to this Agreement under the provisions of this Article VI with respect to claims resulting from the assertion of liability by those not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following terms and conditions:

               (i) The indemnified party shall give prompt written notice to the indemnifying party of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Article VI, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known, provided, however, that no delay on the part of the indemnified party in giving notice shall relieve the indemnifying party of any obligation to indemnify unless (and then solely to the extent that) the indemnifying party is prejudiced by such delay;

               (ii) If any action, suit or proceeding (a "Legal Action") is brought against an indemnified party with respect to which the indemnifying party may have liability under the foregoing provisions of this Article VI, the Legal Action shall be defended (such defense to include all proceedings for appeal or review which counsel for the indemnified party shall deem appropriate) by the indemnifying party;

               (iii) Notwithstanding the provisions of the previous subsection of this Agreement, until the indemnifying party shall have assumed the defense of any such Legal Action, the defense shall be handled by the indemnified party. Furthermore, (a) if the indemnified party shall have reasonably concluded that there are likely to be defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party; (b) if the indemnifying party fails to provide the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party has sufficient financial resources to defend and fulfill its indemnification obligation with respect to the Legal Action; (c) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (d) if a judgment against the indemnified party in the Legal Action will, in the good faith opinion of the indemnified party, establish a custom or precedent which will be materially adverse to the best interest of its continuing business, the indemnifying party shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the indemnified party. If the defense of the Legal Action is handled by the indemnified party under the provisions of this subsection, the indemnifying party shall pay all legal and other expenses reasonably incurred by the indemnified party in conducting such defense;

                (iv) In any Legal Action initiated by a third party and defended by the indemnifying party (a) the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense,
(b) the indemnifying party shall keep the indemnified party fully informed as to the status of such Legal Action at all stages thereof, whether or not the indemnified party is represented by its own counsel, (c) the indemnifying party shall make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of the indemnifying party relating to such Legal Action and (d) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action; and

                (v) In any Legal Action initiated by a third party and defended by the indemnifying party, the indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business, or relief which the indemnified party reasonably believes could establish a custom or precedent which will be materially adverse to the best interests of its continuing business.

          (d)  Limitations on Indemnification.
               ------------------------------

               (i) Notwithstanding the foregoing provisions of this Article VI, James River shall not be liable to the Partnership under Section 6.l(a)(i) and the Partnership shall not be liable to James River under Section 6.1(b)(i), (1) with respect to any single claim, or series of claims arising from a single occurrence, unless and to the extent the liability under such claim or series of claims exceeds $50,000, and thereafter the indemnified party shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of $50,000 or (2) except as set forth in clause (1), unless and to the extent the aggregate amount of liability under such Section (including any amounts for which liability is determined under clause (1) above) exceeds $250,000, and thereafter the indemnified party shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of $250,000.

               (ii) All damages to which an indemnified party may be entitled pursuant to the provisions of this Article VI shall be net of any insurance coverage with respect thereto.

          (e)  Survival; Investigation.  The representations and warranties of
               -----------------------
the parties contained in Sections 2.1 and 3.1 of this Agreement and James River's indemnification obligations under Section 6.1(a)(iii) shall survive any investigation by any party and shall not terminate until eighteen (18) months
after the Closing Date.   With respect to any claim asserted by the Partnership
with respect to the liabilities retained by James River pursuant to Section 1.3(f), the right of indemnification provided for in Section 6.1(a)(iv) shall survive for a period of five (5) years from the Closing Date. Notwithstanding the provisions of the preceding sentences, any representation or warranty in respect of which indemnification may be sought under Section 6.l(a)(i) or 6.1(b)(i) and any claim in respect of which indemnification may be sought pursuant to Section 6.1(a)(iii) or 6.1(a)(iv) shall survive the applicable termination date set forth in the preceding sentences if written notice, given in good faith, of a specific breach thereof is given to the indemnifying party on or before such termination date, whether or not liability has actually been incurred.

                                  ARTICLE VII
                                 MISCELLANEOUS

     7.1  Governing Law.    The execution, validity, construction and
          -------------
performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

     7.2  Binding Effect.  This Agreement shall be binding upon, and inure
          --------------
to the benefit of, the respective heirs, successors and permitted assigns of the parties hereto.

     7.3  Entire Agreement.  This Agreement and the documents contemplated
          ----------------
by this Agreement set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

     7.4  Counterparts.  This Agreement may be executed in counterparts,
          ------------
each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties hereto, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                 WINCUP HOLDINGS, L.P.

                                 By:  WINCUP HOLDINGS, INC.,
                                      its General Partner


                                      By: /s/ Michael T. Kennedy
                                         -----------------------
                                             Michael T. Kennedy
                                             President


                                 JAMES RIVER PAPER COMPANY, INC.


                                 By:  /s/ Stephen E. Hare
                                    ---------------------------------------
                                        Name:  Stephen E. Hare
                                        Title: Senior Vice President and
                                                Treasurer